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                                                                     EXHIBIT 5.1

                          [PATTON BOGGS LLP LETTERHEAD]

June 23, 2003

Board of Directors
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101

         Re: Registration Statement on Form S-4

Dear Ladies and Gentlemen:

         We have acted as special counsel to Washington Federal, Inc. ("Washington Federal") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of shares of Washington Federal's common stock, $1.00 par value per share (the "Shares"), in connection with the proposed merger of United Savings and Loan Bank with and into Washington Federal Savings and Loan Association, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Opinion" in the Proxy Statement/Prospectus constituting a part thereof.

                                                     PATTON BOGGS LLP

                                                     /S/ PATTON BOGGS LLP